As filed with the Securities and Exchange Commission on July 28, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WAL-MART STORES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	71-0415188
(State of Incorporation)	(I.R.S. Employer Identification No.)

702 Southwest 8th Street

Bentonville, Arkansas 72716

(Address of Principal Executive Offices)

THE ASDA SHARESAVE PLAN 2000(1)

(Full Title of the Plan)

Geoffrey W. Edwards	With a Copy to:
Assistant General Counsel, Corporate	Dudley W. Murrey
Wal-Mart Stores, Inc.	Andrews Kurth LLP
702 Southwest 8th Street	1717 Main Street
Bentonville, Arkansas 72716	Suite 3700
(479) 273-4000	Dallas, Texas 75201
(214) 659-4530

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common Stock, $0.10 par value per share	15,000,000	$50.56	$758,400,000	$54,073.92

(1)	ASDA Group Limited is a wholly-owned subsidiary of the registrant. Employees of ASDA Group Limited participating in this plan are expected to be the offerees of the shares of Common Stock, $0.10 par value per share, covered by this Registration Statement on Form S-8.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate number of shares of the registrant’s common stock, $.10 par value per share (“Common Stock”), that may be offered or issued under the ASDA Sharesave Plan 2000 (the “Plan”) as a result of any stock split, stock dividend, recapitalization or similar transaction with respect to the registrant. The shares of Common Stock registered by this registration statement are in addition to 10,000,000 shares of Common Stock previously registered on Form S-8 (Registration No. 333-107439) with respect to the Plan.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended.
(4)	Computed in accordance with Rule 457(h)(1) and Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock on the New York Stock Exchange on July 21, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of Form S-8 will be sent or given to participants in the ASDA Sharesave Plan 2000 (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by the registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 (the “Annual Report”), which contains the registrant’s audited financial statements for the registrant’s last completed fiscal year, filed with the Commission on March 30, 2010.

(b)	The registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2010, filed with the Commission on June 4, 2010.

(c)	The registrant’s Current Reports on Form 8-K filed with the Commission on April 1, 2010, April 26, 2010, June 9, 2010, June 29, 2010 and July 7, 2010.

(d)	The description of the Common Stock, $.10 par value per share, of the registrant (the “Common Stock”), contained in the registrant’s Registration Statement on Form 8-A, filed with the Commission on October 26, 1971, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of Common Stock offered under this registration statement have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that the statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, or in any document forming any part of the Section 10(a) prospectus to be delivered to participants in connection with, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.	Indemnification of Directors and Officers.

The Amended and Restated Bylaws of the registrant, which is a Delaware corporation, provide that the registrant shall indemnify any person made or threatened to be made a party to any threatened, pending or completed action, lawsuit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the registrant (or is or was serving at the request of the registrant as a director or officer for another entity) to the full extent it has the power to do so under the Delaware General Corporation Law (the “DGCL”) and other applicable law, except that the registrant need not indemnify any such person in connection with a proceeding initiated against the registrant by that person unless the proceeding was authorized by the registrant’s board of directors. The Amended and Restated Bylaws further provide that the registrant may indemnify, to the full extent it has the power to do so under the DGCL and other applicable law, any person made or threatened to be made a party to any proceeding by reason of the fact that such person is or was an associate or agent of the registrant (or is or was serving at the request of the registrant as an employee or agent of another entity).

Section 145 of the DGCL provides, among other things, that the registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that the person is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. This power to indemnify applies only if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

This power to indemnify pursuant to Section 145 of the DGCL applies to actions brought by or in the right of the registrant to procure a judgment in its favor as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the registrant, and, with the further limitation that in such actions no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In addition, under Section 145 of the DGCL, to the extent that a present or former director or officer of the registrant is successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter of the type described in the two immediately preceding paragraphs, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The Restated Certificate of Incorporation of the registrant, as amended to date, provides that, to the fullest extent permitted by the DGCL as the same exists or may after the effective date of the Restated Certificate of Incorporation be amended, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The DGCL permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty. The only limitations imposed under the statute are that the provision may not eliminate or limit a director’s liability (i) for breaches of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law, (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) for transactions in which the director received an improper personal benefit.

The registrant is insured against liabilities that it may incur by reason of its indemnification of officers and directors in accordance with its Amended and Restated Bylaws. In addition, the directors and officers of the registrant are insured, at the expense of the registrant, against certain liabilities that might arise out of their employment and are not subject to indemnification under its Amended and Restated Bylaws.

The foregoing summaries are necessarily subject to the complete text of the DGCL, the Restated Certificate of Incorporation, as amended, of the registrant and the Amended and Restated Bylaws of the registrant referred to above and the terms of any insurance policies pursuant to which insurance is available as described in the immediately preceding paragraph and are qualified in their entirety by reference thereto.

Item 8.	Exhibits.

5.1	Opinion of Andrews Kurth LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Andrews Kurth LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (contained on the Signature Page of this Registration Statement)

99.1	ASDA Sharesave Plan 2000 (incorporated by reference to Appendix B to the registrant’s Proxy Statement on the Schedule 14A filed with the Commission on April 19, 2010)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bentonville, State of Arkansas, on July 28, 2010.

WAL-MART STORES, INC.

By:	/s/ Michael T. Duke
Name:	Michael T. Duke
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas M. Schoewe, Charles M. Holley and Jeffrey J. Gearhart, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any or all amendments to each of this registration statement and any other Registration Statements on Form S-8 of Wal-Mart Stores, Inc. effective on the date written below under the Securities Act of 1933, as amended, and the rules of the Securities and Exchange Commission thereunder, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 28th day of July, 2010.

Signature	Title

/s/ S. Robson Walton S. Robson Walton	Chairman of the Board of Directors and Director

/s/ Michael T. Duke Michael T. Duke	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Thomas M. Schoewe Thomas M. Schoewe	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Steven P. Whaley Steven P. Whaley	Senior Vice President and Controller (Principal Accounting Officer)

Director
Aida M. Alvarez

/s/ James W. Breyer James W. Breyer	Director

Signature	Title

Director
M. Michele Burns

/s/ James I. Cash, Jr. James I. Cash, Jr., Ph.D.	Director

/s/ Roger C. Corbett Roger C. Corbett	Director

/s/ Douglas N. Daft Douglas N. Daft	Director

Director
Gregory B. Penner

/s/ Steven S Reinemund Steven S Reinemund	Director

Chairman of the Executive Committee of the Board and Director
H. Lee Scott, Jr.

Director
Arne M. Sorenson

/s/ Jim C. Walton Jim C. Walton	Director

/s/ Christopher J. Williams Christopher J. Williams	Director

/s/ Linda S. Wolf Linda S. Wolf	Director

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

5.1	Opinion of Andrews Kurth LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Andrews Kurth LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (contained on the Signature Page of this Registration Statement)

99.1	ASDA Sharesave Plan 2000 (incorporated by reference to Appendix B to the registrant’s Proxy Statement on Schedule 14A filed with the Commission on April 19, 2010)